EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

ALGERNON PHARMACEUTICALS INC., a company incorporated pursuant to the laws of the Province of British Columbia, with an office at 915-700 West Pender Street, Vancouver, British Columbia

(the "Company")

AND:

CHRISTOPHER J. MOREAU, an individual resident in Winnipeg, Manitoba

(the "Executive")

 (collectively the "Parties")

WHEREAS:

(A) The Company is engaged in the business of clinical stage drug development; and

(B) The Executive has been providing executive, management and business development services to the Company or its affiliates in the role of a Chief Executive Officer on a contract for services basis;

(C) The Company and the Executive wish to continue their relationship as an employment relationship in accordance with the terms and conditions outlined below;

NOW THEREFORE in consideration of the premises and mutual agreements set out below, and for the payment of $1.00 consideration from the Company to the Executive, and other good and valuable consideration, the receipt and sufficiency of which is here by acknowledged by the Parties, the Company and the Executive agree as follows:

1. Term

1.1 The Executive's employment under this Agreement shall commence on September 1, 2020 (the "Effective Date"), and will continue on indefinitely unless and until terminated in accordance with the terms of this Agreement.

1.2 As of the Effective Date, any prior employment or consulting agreements between the Executive and the Company will be terminated and replaced by this Agreement.

2. Position and Services

2.1 The Executive will be employed by the Company in the position of Chief Executive Officer ("CEO"). The Executive acknowledges and agrees that, this Agreement the term "Company" means Algernon Pharmaceuticals Inc. and all of its affiliates and subsidiaries.

2.2 The Executive's duties and responsibilities shall include those duties and responsibilities normally and reasonably associated with the position of CEO together with such other duties and responsibilities as may from time to time be assigned by the Company to the Executive that are commensurate with such position, and as further detailed in Schedule "A" to this Agreement (the "Services").  During the Executive's employment, other duties and responsibilities or management positions may be reasonably assigned to him from time to time by the Board of Directors of the Company, consistent with his executive position. The Executive acknowledges and agrees that such changes shall not constitute a constructive dismissal or breach of this Agreement.

2.3 The Executive represents and warrants to the Company that he has the required qualifications, skills and experience to perform the duties and exercise the responsibilities that shall be required of the Executive under this Agreement.

2.4 During the Term of this Agreement, the Executive shall at all times:

a) devote his full time and attention and provide the Executive's best efforts, skills and talents to the business of the Company during the Executive's working hours;

b) faithfully, honestly and diligently perform the duties and exercise the responsibilities that shall be required of the Executive under this Agreement;

c) deal at all times in good faith with the Company and its employees, contractors and suppliers;

d) comply with all applicable statutes and regulations and the lawful requirements and directions of any governmental authority having jurisdiction with respect to the Services he provides including the obtaining of all necessary permits and licences;

e) refer to the Board of Directors of the Company on all matters and transactions in which a real or perceived conflict of interest between the Executive and the Company or any of its affiliates may arise;

f) perform the Services in a competent and efficient manner and will carry out all lawful instructions and directions from time to time given to the Executive from the Company; and

g) act at all times in the best interests of the Company and in accordance with the Executive's obligations under this Agreement.

3. Reporting Procedures

3.1 The Executive will report to the Board of Directors of the Company, or such office or position as directed from time to time by the Company. The Executive will fully report on the management, operations and business affairs of the Company and, advise to the best of the Executive's ability and in accordance with reasonable business standards, on business matters that may arise from time to time during the term of the Agreement.

4. Policies

4.1 The Executive agrees to comply with all policies that apply to the Company's employees, as amended from time to time. It is agreed that the introduction, amendment and administration of such policies are within the sole discretion of the Company. If the Company introduces, amends, or cancels any such policies, this will not constitute a breach of this Agreement. If there is a direct conflict between this Agreement and any Company policy, this Agreement shall prevail to the extent of the inconsistency

5. Compensation

5.1 Base Salary: For the Services rendered by the Executive under this Agreement, the Company will pay the Executive a base salary of $ 220,000 per annum (the "Base Salary"). The Base Salary shall be paid bi-weekly in arrears, less deductions required by law.

5.2 Bonus: In addition to the Base Salary, the Executive is eligible to be considered for an annual discretionary bonus which will be subject to the approval of the Board of Directors of the Company, in their sole discretion. Payment of the bonus in one year will not indicate any entitlement to bonus in any other year. Any bonus payable to the Executive is entirely at the discretion of the Company, does not accrue, and is only earned and payable on the date it is provided by the Company.  For example, except as otherwise provided by the Employment Standards Code, C.C.S.M. c.E110, as amended, if the Executive's employment is terminated on the day before the day on which a bonus would otherwise have been paid, (regardless of the party effecting the termination, whether the termination is with or without cause, lawful or unlawful) the Executive will not be entitled to receive any bonus and the Executive hereby waives any claim to such bonus or any portion thereof.

5.3 Incentive Stock Plan: The Executive shall be entitled to participate in the Company's incentive stock ownership plan (the "Plan").  All grants of stock options made to the Executive shall be at the sole discretion of the Board of Directors and shall be made in accordance with and subject to the terms of the Plan and a separate agreement or commitment evidencing the options shall be entered into concurrently with any such grant.

6. Travel and Expenses

6.1 The Executive acknowledges and agrees that the Executive's position with the Company may require him to travel from time to time. The Executive agrees to comply with any Company policies relating to travel that may be in effect from time to time.

6.2 The Company will reimburse the Executive for all reasonable travel and other out-of-pocket expenses actually incurred by the Executive directly related to the performance of the Services.  The Executive will obtain prior approval for all expenses and will account for all expenses in accordance with the policies and directions provided by the Company.

7. Vacation

7.1 The Executive will be entitled to 4 weeks (20 days) of paid vacation per fiscal year. The vacation entitlement will be pro-rated for any partial year of service.

7.2  Vacation days must be taken and cannot be banked, deferred, or carried over. No payments will be made in lieu of unused vacation days, except as strictly required by the Employment Standards Code, C.C.S.M. c. E110, as amended.

7.3 Vacation must be taken at times agreed between the Company and the Executive, with consideration given to the staffing and operational needs of the Company. The Executive must obtain pre-approval for the vacation time by submitting a notice of vacation leave at least 30 days prior to such leave.

8. Termination

8.1 In this Agreement:

a) "Good Reason" means the occurrence of any of the following without the Executive's written consent:

(i) A fundamental and adverse change in the Executive's position or duties;

(ii) A fundamental reduction of the Executive's Base Salary by the Company; or

(iii) Any material breach by the Company of any provision of this Agreement where the Company within a reasonable period of time after receipt of written notice of such breach fails to rectify the breach.

b) "Just Cause" means any act, omission, behaviour, conduct or circumstance of the Executive that constitutes just cause for termination at common law or any material breach of a provision of this Agreement by the Executive.

c) "Change In Control" means either:

(i) Merger or acquisition in which the Company is not the surviving entity; except for a transaction the principal purpose of which is to change the incorporating jurisdiction of the Company; or

(ii) The sale, transfer, or other disposition of all or substantially all the assets of the Company; or

(iii) Any other corporate reorganization or business combination in which 50% or more of the outstanding voting stock of the Company is transferred, or exchanged through merger, to different holders in a single transaction of the Company or in a series of related transactions completing within 12 months.

8.2 Termination for Just Cause: The Company may terminate the Executive's employment at any time for Just Cause, without any notice, payment in lieu of notice, or severance compensation.

8.3 Resignation by Executive: The Executive may resign from his employment by providing the Company with 30 days' notice in writing (the "Resignation Notice Period"). The Company may elect to waive such notice, in whole or in part, and have the Executive's employment terminate prior to the end of the Resignation Notice. In such circumstances, the Company will pay the Executive an amount equal to the pro-rata Base Salary he would have received had be remained actively employed by the Company until the end of the Resignation Notice Period.

8.4 Termination Without Just Cause: The Company may terminate the Executive's employment at any time and for any reason without Just Cause, by providing the Executive with 3 months' written notice, pay in lieu of notice, or any combination thereof.  If the Company elects to provide the Executive with payment in lieu of notice pursuant to this Section, then the payment will be based only on the Executive's Base Salary at the time of termination, except as may be otherwise required under the Employment Standards Code, C.C.S.M. c. E110, as amended.

8.5 Termination for Change In Control: The Executive may terminate this Agreement in connection with any Change In Control by providing the Company with 30 days' notice in writing, within 90 days after the Change of Control has been effected. The Company may waive or abridge any such notice period in its sole and absolute discretion.  In the event that the Executive terminates the Agreement as a consequence of Change In Control, the Company will pay the Executive an amount equal to two years of the Base Salary in effect at the time that the notice is provided by the Executive under this Section.

8.6 Death of the Executive - This Agreement will automatically terminate, without notice or payment in lieu of notice, upon the death of the Executive.

8.7 It is agreed and understood that provision of the notice or payment in lieu of notice upon termination as set out in Section 8 of this Agreement shall constitute full and final satisfaction of any claim that the Executive may have arising from or relating to the termination of his employment, whether such claim arises under statute, contract, common law or otherwise. The Executive acknowledges and agrees that, upon provision of such notice or payments in lieu of notice, the Executive will have no entitlement to any further payments in relation to the termination of employment.

9. Suspension

9.1 Where the Company considers it necessary for the protection of its operational and business interests, it may require that the Executive undertake reduced or alternative duties consistent with his abilities or remain away from work, with pay, while it conducts an investigation into his conduct or performance. Any such action by the Company shall not constitute a breach of this Agreement, Good Reason, constructive dismissal or a termination of the Executive's employment with the Company.

10. Return of Materials

10.1 All documents and materials in any form or medium including, but not limited to, files, forms, brochures, books, correspondence, memoranda, manuals and lists (including lists of customers, suppliers, products and prices), all equipment and accessories including, but not limited to, computers, computer disks, software products, cellular phones and personal digital assistants, all keys, building access cards, parking passes, credit cards, and other similar items pertaining to the business of the Company that may come into the possession or control of the Executive will at all times remain the property of the Company.  On termination of this Agreement for any reason, the Executive agrees to deliver promptly to the Company all property of the Company in the possession of the Executive or directly or indirectly under the control of the Executive.  The Executive agrees not to make for the Executive's personal or business use or that of any other party, reproductions or copies of any such property or other property of the Company unless this agreement otherwise entitles the Executive to retain copies of such property.

11. Confidentiality, Non-Competition and Non-Solicitation

11.1 The Executive acknowledges and agrees that:

(a) in the course of performing the Executive's duties and responsibilities hereunder, the Executive has had and will continue in the future to have access to and has been and will be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Company, including, without limitation, information relating to the identity of, addresses, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Company (collectively, "Trade Secrets"), the disclosure of any of which to competitors of the Company or to the general public, or the use of same by the Executive or any competitor of the Company would be highly detrimental to the interests of the Company;

(b) in the course of performing the Executive's duties hereunder, the Executive has been, and will continue in the future to be, a representative of the Company to its customers, clients and suppliers and as such has had and will continue in the future to have significant responsibility for maintaining and enhancing the goodwill of the Company with such customers, clients and suppliers and would not have, except by virtue of the Executive's position with the Company, developed a close and direct relationship with the customers, clients and suppliers of the Company;

(c) the Executive, as an Officer of the Company owes fiduciary duties to the Company, including the duty to act in the best interests of the Company; and

(d) the right to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of the Company and the right to the benefit of any relationships that have developed between the Executive and the customers, clients and suppliers of the Company by virtue of the Executive's position with the Company constitute proprietary rights of the Company, which the Company is entitled to protect.

11.2 In acknowledgement of the matters described above and in consideration of the payments to be received by the Executive pursuant to this Agreement, the Executive hereby agrees, at any time subsequent to the Effective Date, not to directly or indirectly disclose to any person or in any way make use of (other than for the benefit of the Company), in any manner, any of the Trade Secrets, provided that such Trade Secrets will be deemed not to include information that is or becomes generally available to the public other than as a result of disclosure directly or indirectly by the Executive. Notwithstanding the foregoing, the Executive will not be in violation of this Agreement and will have no liability to the Company for disclosing any Trade Secret when instructed to do so by the Board of Directors of the Company.

11.3 Notwithstanding Section 11.2 above, the Executive may, if and solely to the extent required by lawful subpoena or other lawful process, disclose Trade Secrets but, to the extent possible, shall first notify the Company of each such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. The Executive will co-operate fully with the Company, at the expense of the Company, in seeking any such protective order.

11.4 The Executive will not, directly or indirectly, during this Agreement and for 6 (six) months after the termination of this Agreement for any reason in any manner whatsoever:

(a) Non-Compete: carry on, engage in, or hold any interest in any business or research program that is, or itself holds any interest in any business that competes with the Business of the Company anywhere in the Territory.

(b) Non-Solicitation: solicit, interfere with or endeavor to entice away from the Company any of the Company's clients, customers, suppliers, prospective clients or customers with whom the Executive has dealt directly during the course of his tenure with the Company to to transfer their business from the Company to the Executive or any other person or entity.

(c) No Hire: seek in any way to persuade or entice any person to terminate an employment or consulting position with the Company or hire or retain the services of any such person, provided that nothing in this provision shall prevent the Executive from directly or indirectly hiring or retaining any person pursuant to general, public job advertisements that are not targeted to Company personnel.

11.5 For the purposes of this Agreement:

a) "Business" of the Company means the business of drug repurposing.

b) "Territory" means the province of Manitoba.

11.6 The Executive agrees that:

(a)  all restrictions contained herein are reasonable and valid in the circumstances and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive,

(b) each of the restrictions contained herein are each separate and distinct covenants, severable one from the other and if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only to the covenant or covenants as so determined and all other such covenants will continue in full force and effect, and

(c) monetary damages for any breach this Part would be inadequate for the immediate and irreparable harm that would be suffered by the Company for any such breach, and so, on any application to a court, the Company will be entitled to temporary and permanent injunctive relief against the Executive without the necessity of proving actual damage to the Company.

12. Title and Ownership of Research

12.1 The Parties agree and acknowledge that, provided the Company has met all of its obligations under Section 8 of this Agreement, all right, title and interest in and to the results of activities carried out by the parties pursuant to this Agreement or otherwise in fulfillment of the Executive's obligations hereunder, including any invention, patent or patent application, product, material, method, discovery, composition, process, technique, know-how, data, information or other result, and further including any governmental or regulatory filing submitted, or approval, license, registration, or authorization obtained by the Company in respect of the subject matter of this Agreement, shall vest solely in the Company.

13. Disclosure

13.1 During the term of this Agreement, the Executive will promptly disclose to the Board of Directors of the Company full information concerning any interest, direct or indirect, of the Executive (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his family in any business that is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Company or to any of its suppliers or customers.

14. General

Entire Agreement

14.1 This Agreement and the documents referred to herein contain the complete agreement between the parties and shall, as of the date it takes effect, replace and supersede any and all other agreements between the parties. The parties agree that there are no collateral contracts or agreements between them and that neither of them has made any representations to the other, including but not limited to negligent misrepresentations, except such representations as are specifically set forth in this Agreement.

Notices

14.2 Any notice to be given under this Agreement will be in writing and will be duly and properly given if delivered by hand or by registered or certified mail, at the address for the intended recipient as set forth in this Agreement, or at such other address as such party may designate by notice to the other parties pursuant to this section.  Any notice will be deemed to be received when delivered at the address specified in this section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

Governing Law

14.3 This Agreement shall be governed by the laws of Manitoba. The parties submit to the exclusive jurisdiction of the Courts of Manitoba to resolve any and all disputes arising from or in relation to this Agreement.

Severability

14.4 All paragraphs and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid, unenforceable, or void by a court of competent jurisdiction, such paragraphs or covenants shall be severed and the remainder of this Agreement shall remain in full force and effect.

14.5 In the event that this Agreement provides a lesser benefit to the Executive than the minimum standard contained in any applicable legislation, the minimum standard contained in such legislation will prevail to the extent of the inconsistency.

Survival

14.6 The provisions of Sections 10, 11 and 12 will survive any termination of this Agreement.

Independent Legal Advice

14.7 The Executive hereby acknowledges that it has had the opportunity to obtain independent legal advice regarding this Agreement and has either obtained such advice or has waived its right to obtain such advice.

Collection and Use of Personal Information

14.8 During the course of the Executive's employment, the Company may collect employee personal information about him where it is reasonable for the Company to do so for the purposes of establishing, managing and/or terminating the employment relationship. The Company may use and disclose the Executive's employee personal information only for those purposes, or as permitted or required by law. The Executive consents to the Company collecting, using and disclosing personal information of the Executive for business related purposes in accordance with the privacy policy of the Company.

Consideration

14.9 The Executive acknowledges and agrees that this Agreement has been executed in exchange for payment of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. The Executive waives any and all defences relating to an alleged failure or lack of consideration in connection with this Agreement.

Assignment

14.10 This Agreement will not be assigned by any party hereto; provided however, that any change or changes in the name, authorized share structure or any amalgamation of the Company with any other company will not be or be deemed to be an assignment by the Company hereunder.

Enurement

14.11 This Agreement shall be binding and shall enure to the benefit of the parties hereto, and their heirs, executors, administrators, successors and permitted assigns.

Time

14.12 Time shall be of the essence in this Agreement.

Validity

14.13 Where a party to this Agreement is a Corporation, the Officers and Directors thereof shall take all actions necessary to give full effect to the terms of this Agreement.

[Remainder of Page Intentionally Left Blank]

Counterparts

14.14 This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

ALGERNON PHARMACEUTICALS INC.

Per: /s/ Michael Sadhra
             Authorized Signatory

             Authorized Signatory

Signed and Delivered by CHRISTOPHER J. MORUEAU in the presence of: /s/ Christopher Bryan Witness (Signature) Christopher Bryan Name (please print)	) ) ) ) ) ) ) )	/s/ Christopher J. Moreau CHRISTOPHER J. MOREAU

Schedule "A"

POSITION DESCRIPTION - Chief Executive Officer

Primary Function:  Under the direction of the Board, the Chief Executive Officer ("CEO") is responsible for the Corporation's strategic direction and its operations and results.  The CEO is responsible and accountable that the Corporation and its management and employees conduct their business with honesty and integrity, with a view of creating sustainable and long-term value and profitable growth.

Primary Responsibilities - The Chief Executive Officer:

1.    is responsible for the day to day operations of the business of the Corporation in accordance with the strategic plan and business plans;

2.    has primary accountability for the profitability and growth of the Corporation and is directly accountable to the Board for all activities of the Corporation;

3.    develop and nurtures a corporate culture that promotes ethical conduct and integrity of the Corporation its management and employees as well as ensuring that the appropriate processes and rules are in place and observed so that ethical conduct and integrity is achieved in practice;

4.    in conjunction with the Board, is responsible for the development of the strategic plan, implementation and achievement of the annual business plan;

5.    monitors the Corporation's expenditures within approved operating and capital budgets;

6.    identifies and reviews with the Board all significant risks to the Corporation's businesses and ensures the implementation of appropriate systems and procedures to mitigate these risks;

7.    with the Board, is responsible that appropriate compensation plans are in place for management as well as development of succession plans at the corporate and divisional level;

8.    monitors and evaluates the performance of the officers of the Company and the senior executives of its divisions. Keeps the Board informed of key officer performance;

9.    acts in a general advisory capacity to other senior corporate officers and staff concerning the management of the Company, particularly with respect to strategic planning, organization structure, business plans, financial budgets, human resources and risk management;

10.  reviews at each Board meeting recent developments, if any, that may impact the growth strategy of the Company; and

11.  supports the activities and meetings of the Board, including attending committee meetings as appropriate.